Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS FEBRUARY SALES

HOUSTON, TX, March 2, 2006 - Stage Stores, Inc. (NASDAQ: STGS) today reported that total sales for the four-week period ended February 25, 2006 increased 0.9% to $93.1 million from $92.3 million in the prior year four-week period ended February 26, 2005. Comparable store sales decreased 0.9% versus an increase of 3.7% last year.

With regard to its major categories of business, the Company reported that its accessories, cosmetics, men's, women's special sizes and young men's departments all had comparable store sales increases during February.

Jim Scarborough, Chairman and Chief Executive Officer, commented, "Our February sales results are reflective of the erratic weather patterns that we experienced in our various geographic market areas throughout the month. With temperatures ranging from above normal at times to below normal at other times, and with severe winter precipitation affecting our traffic patterns, it was difficult for us to get any consistency from week to week in the sales of either our winter clearance goods, or our early spring merchandise."

Mr. Scarborough continued, "Looking forward, we expect that our comparable store sales results for March will be negatively impacted by the Easter calendar shift from March 27th last year to April 16th this year. Accordingly, we expect that our sales results for April will benefit from this calendar shift. For the first quarter, we are currently projecting our overall comparable store sales increase to be in the low single digit range."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2006	2005	2006	2005
February	(0.9)%	3.7%	$93.1	$92.3

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Stage Stores Reports
February Sales
Page - 2

Store Activity

On February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations located in small markets throughout Alabama, Georgia, North Carolina and South Carolina.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities. The Company currently operates 376 Bealls, Palais Royal and Stage stores throughout the South Central states, and operates 174 Peebles stores throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. On February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations. The Company currently plans to convert 69 of the acquired stores to its Peebles name and format, in phases, beginning in mid July. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's comparable store sales outlook for the first quarter of the 2006 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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